Filed Pursuant to Rule 424(b)(3)

Registration No. 333-146867

PALADIN REALTY INCOME PROPERTIES, INC.

SUPPLEMENT NO. 3 DATED AUGUST 20, 2010

TO THE PROSPECTUS DATED APRIL 29, 2010

This document supplements, and should be read in conjunction with, our prospectus dated April 29, 2010, as supplemented by Supplement No. 1, dated April 29, 2010 and Supplement No. 2, dated May 24, 2010. The purpose of this Supplement No. 3 is to disclose:

•	the status of our public offerings;

•	a description of our current portfolio;

•	selected financial data;

•	information regarding our distributions;

•	information regarding share redemptions;

•	our performance — funds from operations and modified funds from operations;

•	our property performance — net operating income; and

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2010.

Status of Our Public Offerings

We commenced our follow-on offering of $850,000,000 in shares of common stock on July 28, 2008. Of these shares, we are offering $750,000,000 in our primary offering and $100,000,000 pursuant to our distribution reinvestment plan. Concurrently with the commencement of our follow-on offering, we terminated our initial public offering. As of August 16, 2010, we had received and accepted subscriptions in our offerings for an aggregate of 5,109,842 shares of our common stock, or $50,826,113 including shares issued under our distribution reinvestment plan. As of August 16, 2010, 83,831,154 shares remained available for sale to the public under our follow-on offering, including shares available under our distribution reinvestment plan. Our follow-on offering is expected to terminate on or before July 28, 2011.

Our Current Portfolio

We were formed to invest in a diverse portfolio of high quality investments, focusing primarily on investments that produce current income including apartments, office buildings, industrial buildings, shopping centers and hotels. As of June 30, 2010, our property investments consisted of nine multi-family apartment communities with a total of 2,162 apartment units, one industrial distribution facility and two office buildings. The following table provides general information regarding these properties as of June 30, 2010:

	Property Type	Market	Total Investment(1)	Net Rentable Area (sq ft)/ Units	Occupancy(2)	Percentage Equity Ownership(3)
Multi-family Communities
Champion Farms Apartments	Resident Apartments	Louisville, KY	$4,790,264	264 units	94.3%	70.0%
Fieldstone Apartments	Resident Apartments	Woodlawn, OH	$5,143,946	266 units	97.7%	83.0%
Pheasant Run Apartments	Resident Apartments	Lee’s Summit, MO	$2,642,146	160 units	95.6%	97.5%
Pinehurst Apartment Homes	Resident Apartments	Kansas City, MO	$2,411,232	146 units	95.2%	97.5%
The Retreat Apartments	Resident Apartments	Shawnee, KS	$2,850,000	342 units	88.0%	97.5%
Hilltop Apartments	Resident Apartments	Kansas City, MO	$1,050,000	124 units	94.4%	49.0%
Conifer Crossing	Resident Apartments	Norcross, GA	$4,755,191	420 units	94.8%	42.5%
Lofton Place Apartments	Resident Apartments	Tampa Bay, FL	$3,000,000	280 units	96.4%	60.0%
Beechwood Gardens Apartments	Resident Apartments	Philadelphia, PA	$2,550,000	160 units	98.1%	82.3%
Industrial
801 Fiber Optic Drive	Industrial Distribution Facility	North Little Rock, AR	$1,708,939	56,336 sq. ft.	100%	74.0%
Office
Two and Five Governor Park(4)	Office Buildings	San Diego, CA	$2,500,000	75,518 sq. ft.	100%	47.7%

(1)	Total investment includes our share of the purchase price for the property plus due diligence costs and closing costs paid by the joint venture, not including our share of the debt on the property.
(2)	Occupancy as of June 30, 2010. Includes all leased space including space subject to master leases.
(3)	Ownership interest in joint venture as of June 30, 2010.
(4)	This investment consists of two office buildings.

The table below provides summary information regarding our 12 income-producing properties by location as of June 30, 2010:

	Property Investments
State	Number	As a Percentage of Aggregate Investment
Arkansas	1	5%
California	2	8%
Florida	1	9%
Georgia	1	14%
Kansas	1	9%
Kentucky	1	14%
Missouri	3	18%
Ohio	1	15%
Pennsylvania	1	8%
Total	12	100%

2

For each of our nine multi-family investments, the table below provides the occupancy rate and the average effective monthly rent per unit for the years ended December 31, 2006, 2007, 2008, 2009, and for the six months ended June 30, 2010 for the periods during which we owned such properties:

Property	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Champion Farms Apartments
Occupancy	95.5%	93.6%	87.1%	92.8%	94.3%
Average Effective Monthly Rent per Unit	$702	$713	$746	$743	$749
Fieldstone Apartments
Occupancy	91.7%	97.4%	94.4%	92.9%	97.7%
Average Effective Monthly Rent Per Unit	$799	$791	$807	$797	$748
Pheasant Run Apartments
Occupancy	—	88.8%	93.1%	95.6%	95.6%
Average Effective Monthly Rent per Unit	—	$617	$665	$605	$602
Pinehurst Apartment Homes
Occupancy	—	96.6%	88.4%	91.8%	95.2%
Average Effective Monthly Rent per Unit	—	$622	$646	$620	$620
Retreat Apartments
Occupancy	—	—	87.1%	91.5%	88.0%
Average Effective Monthly Rent per Unit	—	—	$583	$539	$537
Hilltop Apartments
Occupancy	—	—	91.9%	91.1%	94.4%
Average Effective Monthly Rent per Unit	—	—	$512	$509	$516
Conifer Crossing
Occupancy	—	—	82.4%	92.1%	94.8%
Average Effective Monthly Rent per Unit	—	—	$780	$704	$710
Lofton Place Apartments
Occupancy	—	—	—	91.8%	96.4%
Average Effective Monthly Rent per Unit	—	—	—	$782	$720
Beechwood Gardens Apartments
Occupancy	—	—	—	95.0%	98.1%
Average Effective Monthly Rent per Unit	—	—	—	$830 (1)	$813

(1)	We acquired our interest in Beechwood Gardens Apartments on December 16, 2009.

The leases for our multi-family investments generally have terms of six, nine or twelve months. There are no leases with terms expiring after 2011.

3

For our commercial properties, the table below provides the occupancy rate and the average effective annual rent per square foot for each of the years ended December 31, 2006, 2007, 2008 and 2009 and for six months ended June 30, 2010 for the periods during which we owned such properties:

Property	Year Ended December 31, 2006	Year Ended December 31, 2007	Year Ended December 31, 2008		Year Ended December 31, 2009		Six Months Ended June 30, 2010
801 Fiber Optic Drive
Occupancy	100.0%	100.0%	100.0%		100.0%		100%
Average Effective Annual Rent per Square Foot	$6.00	$6.00	$6.00		$6.00		$6.00
Two and Five Governor Park
Occupancy	—	—	100.0	%(1)	100.0	%(1)	100	%(1)
Average Effective Annual Rent per Square Foot	—	—	$26.52	(2)	$23.88	(2)	$25.72	(2)

(1)	These buildings are 100.0% leased including the master lease. The buildings are 78.2% leased to third party tenants.
(2)	The average effective monthly rent per square foot only reflects leases to third parties and does not include the master lease.

The following is a schedule of third party lease expirations and related information for each of the seven years ending 2016 for our industrial distribution facility and two office buildings as of June 30, 2010. For these three investments, there are no leases expiring after 2016.

Year	Number of Tenants Whose Leases Are Expiring	Total Square Feet Covered by Such Leases	Annual Rent Represented By Such Leases	Percentage of Gross Annual Rent Represented by Such Leases
2010	2	3,607	$97,140	5%
2011	3	7,334	$203,410	11%
2012	2	8,893	$239,180	13%
2013	3	5,558	$135,972	7%
2014	6	28,271	$720,788	39%
2015	2	5,503	$125,468	7%
2016	1	56,336	$338,160	18%

Selected Financial Data

The following selected financial data should be read with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the notes thereto incorporated by reference into the prospectus and Management’s Discussion and Analysis of Financial Condition and Results of Operations and our condensed financial statements included in our quarterly report on Form 10-Q for the quarter ended June 30, 2010, which is attached to this Supplement as Exhibit A. Our historical results are not necessarily indicative of results for any future period.

4

The following tables present summarized consolidated financial information, including statement of operations data and balance sheet data in a format consistent with our consolidated financial statements.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Operating Data:
Revenues	$9,913,724	$7,208,427	$15,344,761	$11,589,811	$5,595,622	$1,530,502	$16,243
Loss before equity in earnings and noncontrolling interests	(2,014,093)	(2,724,401)	(6,337,842)	(2,689,447)	(1,627,801)	(855,811)	(83,728)
Equity in earnings from real estate joint venture	41,319	38,901	81,153	88,224	83,896	75,226	14,987
Noncontrolling interests	620,748	797,397	1,784,767	242,673	219,437	(127,817)	(7,200)
Net loss attributable to Company	(1,352,026)	(1,888,103)	(4,471,922)	(2,358,550)	(1,324,468)	(652,768)	(61,541)
Net loss per common share (basic and diluted)	(0.29)	(0.49)	(1.09)	(0.73)	(0.75)	(1.42)	(5.01)
Distributions declared per common share	0.60	0.60	0.60	0.60	0.60	0.60	0.0048
Weighted average number of common shares outstanding (basic and diluted)	4,656,318	3,891,620	4,086,673	3,219,095	1,758,564	458,658	12,291

	As of June 30, 2010	As of December 31,
		2009	2008	2007	2006	2005
Balance Sheet Data:
Total real estate, net	$150,795,464	$152,628,325	$125,746,514	$55,763,626	$41,066,742	$—
Total assets	159,896,563	160,931,602	136,066,319	64,863,407	44,744,940	1,976,197
Mortgages payable	121,627,720	121,365,972	98,729,308	43,879,125	32,850,000	—

Information Regarding our Distributions

We pay distributions on a monthly basis. Since January 2006, for the month ended December 31, 2005, we have paid a 6.0% per annum distribution. We paid $1,377,102 in distributions for the six months ended June 30, 2010, of which $656,212 was paid in cash and $720,890 was paid through the distribution reinvestment plan in the form of additional shares issued.

The following chart compares cash distributions received from each of our investments during the year ended December 31, 2009, the six months ended June 30, 2010 and from inception to June 30, 2010 with distributions paid during the same periods.

	Summary of Cash Distributions from Investments			Summary of Distributions Paid to Stockholders
	Year ended December 31, 2009	Six months ended June, 30, 2010	Inception to date as of June 30, 2010	Year ended December 31, 2009	Six months ended June 30, 2010	Inception to date as of June 30, 2010
801 Fiber Optic	$148,000	$96,200	$728,017
Champion Farms Apartments	395,196	197,602	1,580,790
Fieldstone Apartments	424,380	212,196	1,338,376
Pinehurst Apartment Homes	217,020	108,510	606,318
Pheasant Run Apartments	237,792	118,896	656,534
Retreat Apartments	256,500	128,250	686,616
Hilltop Apartments	120,750	47,250	260,050
Conifer Crossing	244,375	—	382,500
Two and Five Governor Park	224,375	112,500	336,875
Lofton Place Apartments(1)	90,000	135,000	225,000
Beechwood Gardens Apartments(2)	—	136,020	136,020
Total	$2,358,388	$1,292,424	$6,937,096	$2,410,031	$1,377,102	$6,882,987

5

(1)	We acquired our interest in Lofton Place Apartments on October 1, 2009.
(2)	We acquired our interest in Beechwood Gardens Apartments on December 16, 2009.

The following table presents the amount of distributions paid for each of the last four quarters ended June 30, 2010.

	For the Three Months Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Distributions paid in cash:	$342,637	313,575	$297,726	$283,387
Distributions reinvested:	365,272	355,618	346,884	338,685
Total distributions:	707,909	669,193	644,610	622,072
Source of distributions
Cash flow from operations	(583,055)	669,193	(714,238)	47,083
Excess cash flow from operations from prior periods	925,692	—	1,011,964	236,304
Proceeds from the issuance of common stock	365,272	—	348,884	338,685
Total sources	$707,909	$669,193	$646,610	$622,072

As shown in the previous tables, cash distributions from our investments have exceeded the cumulative distributions paid to stockholders since inception through June 30, 2010. For the six months ended June 30, 2010, cash distributions from our investments did not exceed distributions paid for the six months ended June 30, 2010. In addition, for the six months ended June 30, 2010, the amount of distributions paid to stockholders exceeded the net cash provided by operating activities of $249,536.

Although the distributions from our properties have generally exceeded the distributions paid to our stockholders, Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. We are dependent on Paladin Advisors to support our financial position currently because of our small size. As we continue to grow by selling shares in our Follow-On Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors.

For the six months ended June 30, 2010, Paladin Advisors and its affiliates had incurred on our behalf $6,345 in general and administrative expenses. Pursuant to the terms of the Advisory Agreement, Paladin Advisors has deferred (without interest) repayment of these expenses. The payment of these obligations may impact our ability to pay future distributions. Paladin Advisors is not obligated to either pay expenses on our behalf or defer reimbursements of such expense payments or fees in future periods. If Paladin Advisors were to cease paying expenses on our behalf or deferring reimbursement of expenses or fees, our ability to pay distributions to our stockholders could be adversely affected, and we may be unable to pay distributions to our stockholders, or such distributions could decrease significantly. Additionally, if Paladin Advisors continues to pay expenses on our behalf and/or defer reimbursement of expense payments or fees, the ultimate repayment of these obligations could adversely impact on our ability to pay distributions in future periods as well as potentially adversely impact the value of an investment in the Company.

The amount of distributions to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions (including whether Paladin Advisors continues to pay expenses and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code, any limitations imposed by the terms of indebtedness we may incur and other factors.

Information Regarding Share Redemptions

During the year ended December 31, 2009, we received requests to redeem 245,343 shares of common stock, of which we redeemed 143,240 shares of common stock for approximately $1,330,188, or $9.30 per share, the redemption price set forth in our share redemption plan. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan. For the same period, due to the limitations of our program, we were not able to redeem 102,103 shares of common stock.

During the six months ended June 30, 2010, we also received additional requests to redeem 89,019 shares of common stock. During the six months ended June 30, 2010, we redeemed 77,515 shares of common stock for approximately $719,540. In July 2010, we redeemed 13,158 shares of common stock for approximately $122,367 and in August 2010, we redeemed 12,967 shares of common stock for approximately $120,593. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan. Pursuant to the terms of our share redemption program and subject to available funding from proceeds received in our distribution reinvestment plan, we will redeem the remaining 111,635 shares requested with funds received from our distribution reinvestment plan in subsequent months.

6

Our Performance — Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investments Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as defined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

The historical accounting convention used for real estate requires a straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Factors that impact FFO include non cash GAAP income and expenses, one- time non recurring costs, timing of acquisitions, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions and should be reviewed in connection with other measurements as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined. Therefore, we use modified funds from operations, or MFFO, which excludes from FFO one-time, non recurring charges and acquisition expenses, to further evaluate our operating performance. We believe that MFFO with these adjustments, like those already included in FFO, are helpful as a measure of operating performance because it excludes costs that management considers more reflective of investing activities or non-operating changes. We believe that MFFO reflects the overall operating performance of our real estate portfolio, which is not immediately apparent from reported net loss attributable to the Company. As such, we believe MFFO, in addition to net loss attributable to Company and cash flows from operating activities, each as defined by GAAP, is a meaningful supplemental performance measure and is useful in understanding how our management evaluates our ongoing operating performance. Management considers the following item in the calculation of MFFO:

Acquisition costs: In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiates costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however beginning in 2009 acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management’s analysis of the investing and operating performance of our properties.

7

The following is the calculation of FFO and MFFO for each of last four quarters ended June 30, 2010.

	Three Months Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Net loss attributable to Company	$(804,842)	$(547,184)	$(1,500,588)	$(1,083,231)
Add:
Depreciation and amortization — consolidated entities	1,340,337	1,308,294	1,199,175	886,304
Depreciation and amortization—unconsolidated entities	17,165	17,165	17,165	17,165
Less:
Depreciation and amortization of noncontrolling interests	(435,801)	(437,927)	(405,861)	(266,479)
FFO	116,859	340,348	(690,109)	(466,241)
Other Adjustments
Acquisition costs	—	—	973,047	—
MFFO	116,859	340,348	282,938	—
FFO per share-basic	0.02	0.07	(0.16)	(0.11)
FFO per share-diluted	0.02	0.07	(0.16)	(0.11)
MFFO per share — basic	0.02	0.07	0.06	—
MFFO per share — diluted	0.02	0.07	0.06	—
Weighted average number of shares outstanding—basic	4,731,856	4,579,941	4,392,804	4,164,288
Weighted average number of shares outstanding—diluted	4,732,999	4,579,941	4,392,804	4,164,288

Our Property Performance — Net Operating Income

Our net operating income for the six months ended June 30, 2010 was $5,145,627 compared to $7,404,408 for the year ended December 31, 2009 and $6,274,688 for the year ended December 31, 2008.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property, such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our consolidated statement of operations entitled “Net Loss Attributable to Company” is the most directly comparable GAAP measure to net operating income.

To facilitate understanding of this financial measure, a reconciliation of net operating income to our reported net loss attributable to Company has been provided for the six months ended June 30, 2010 and for the years ended December 31, 2009 and 2008.

	Six Months Ended June 30, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Net Operating Income	$5,145,627	$7,404,408	$6,274,668
Equity in earnings from real estate joint venture	41,319	81,153	88,224
Interest income	4,791	25,550	103,788
Depreciation and amortization expense	(2,648,631)	(3,812,064)	(2,764,030)
Interest expense, including amortization of deferred loan costs	(3,774,557)	(6,554,831)	(4,430,622)
General and administrative expenses	(741,323	(2,427,858)	(1,873,251)
Noncontrolling interests	620,748	1,784,767	242,673
Acquisition costs	—	(973,047)	—
Net loss attributable to Company	$(1,352,026)	$(4,471,922)	$(2,358,550)

8

Fees and Reimbursements Paid to our Advisor and its Affiliates

Set forth below is a chart showing fees and reimbursements paid to our advisor and its affiliates during the six months ended June 30, 2010 and the year ended December 31, 2009 in connection with our offerings.

	Amounts Incurred for for the Six Months Ended June 30, 2010	Amounts Incurred Year Ended December 31, 2009
Offering Stage:
Selling Commissions and Dealer Manager Fee	$288,417	$715,868
Wholesaling Costs	—	—
Other Organization and Offering Expenses	111,326	282,731
Operational Stage:
Acquisition Fees	—	298,116
Origination Fees	—	—
Reimbursement of Acquisition Expenses	—	—
Asset Management Fee	190,440	330,123
Expense Reimbursement	575,000	—
Disposition Stage:
Subordinated Disposition Fee	—	—
Subordinated Distribution of Net Sales Proceeds	—	—
Subordinated Distribution Upon Listing	—	—
Subordinated Distribution Upon Termination	—	—

As of June 30, 2010, fees and reimbursements accrued but not yet paid was approximately $2,313,166, representing general and administrative expenses due to affiliates less organization and offering costs due from affiliates.

Quarterly Report for the Quarter Ended June 30, 2010

On August 16, 2010, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, a copy of which is attached to this Supplement as Exhibit A (without exhibits).

9

EXHIBIT A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 000-51860

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-0378980
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10880 Wilshire Blvd., Suite 1400 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

(310) 996-8704

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 and Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐    No ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   Yes ☐    No ☒

As of July 30, 2010, there were 4,842,218 outstanding shares of common stock of Paladin Realty Income Properties, Inc.

PALADIN REALTY INCOME PROPERTIES, INC.

INDEX

		Page
PART I	FINANCIAL INFORMATION

Item 1.	Financial Statements

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009	1

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statements of Operations for the three months and six months ended June 30, 2010 and 2009 (unaudited)	2

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statement of Equity for the six months ended June 30, 2010 (unaudited)	3

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009 (unaudited)	4

	Notes to Condensed Consolidated Financial Statements	5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	17

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	27

Item 4T.	Controls and Procedures	27

PART II	OTHER INFORMATION	28

Item 1.	Legal Proceedings	28

Item 1A.	Risk Factors	28

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	28

Item 3.	Defaults Upon Senior Securities	29

Item 4.	Reserved	29

Item 5.	Other Information	29

Item 6.	Exhibits	29

PART I — FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2010	December 31, 2009
ASSETS

Real Estate:
Building and improvements	$122,249,752	$121,691,321
Land	33,010,100	33,010,100
Furniture, fixtures and equipment	4,396,536	4,231,440
In-place leases	1,809,508	1,809,508
Tenant Improvements	775,514	720,366

	162,241,410	161,462,735
Less: Accumulated depreciation and amortization	(11,445,946)	(8,834,410)

Total real estate, net	150,795,464	152,628,325
Investment in real estate joint venture	1,492,161	1,547,042
Cash and cash equivalents	3,122,115	2,081,230
Restricted cash	2,272,682	2,635,731
Prepaid insurance and other assets, net	2,214,141	2,039,274

TOTAL ASSETS	$159,896,563	$160,931,602

LIABILITIES AND EQUITY

Liabilities:
Mortgages payable	$121,627,720	$121,365,972
Due to affiliates	1,616,666	2,313,166
Unaccepted subscriptions for common shares	128,661	316,826
Accrued expenses and other liabilities	2,785,856	2,561,896
Distributions payable	486,343	459,130

Total liabilities	126,645,246	127,016,990

Equity:
Company’s Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized; none issued or outstanding	—	—
Common shares, $0.01 par value, 750,000,000 shares authorized; 4,812,272 shares and 4,488,725 shares issued and outstanding, respectively	48,123	44,887
Additional paid-in-capital	44,468,991	40,983,116
Treasury shares, at cost – 251,228 shares and 173,726 shares, respectively	(2,331,105)	(1,612,340)
Accumulated deficit and distributions	(17,590,691)	(14,834,259)

Total Stockholders’ Equity	24,595,318	24,581,404

Noncontrolling interests	8,655,999	9,333,208

Total Equity	33,251,317	33,914,612

TOTAL LIABILITIES AND EQUITY	$159,896,563	$160,931,602

See notes to condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Rental Income	$4,515,823	$3,337,640	$9,000,623	$6,630,507
Other Income	477,113	287,224	908,310	567,379
Interest Income	2,278	3,474	4,791	10,541

Total Revenues	4,995,214	3,628,338	9,913,724	7,208,427

Expenses
Property operating	2,013,241	1,520,777	3,925,646	3,106,228
Real property taxes	418,894	330,523	837,660	628,908
General and administrative	458,134	673,275	741,323	1,344,467
Interest expense, including amortization of deferred loan costs	1,916,466	1,602,149	3,774,557	3,126,640
Depreciation and amortization	1,340,337	874,755	2,648,631	1,726,585

Total Expenses	6,147,072	5,001,479	11,927,817	9,932,828

Loss before equity in earnings and noncontrolling interests	(1,151,858)	(1,373,141)	(2,014,093)	(2,724,401)
Equity in earnings from real estate joint venture	21,581	17,481	41,319	38,901

Net Loss	(1,130,277)	(1,355,660)	(1,972,774)	(2,685,500)
Noncontrolling interests	325,435	421,873	620,748	797,397

Net Loss Attributable to Company	$(804,842)	$(933,787)	$(1,352,026)	$(1,888,103)

Net Loss per common share
Basic	$(0.17)	$(0.23)	$(0.29)	$(0.49)

Diluted	$(0.17)	$(0.23)	$(0.29)	$(0.49)

Weighted average number of common shares outstanding
Basic	4,731,856	3,997,063	4,656,318	3,891,620

Diluted	4,731,856	3,997,063	4,656,318	3,891,620

See notes to condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

For the six months ended June 30, 2010

(Unaudited)

	Company Stockholders
	Common Shares
	Common shares	Amount	Treasury Shares Amount	Additional Paid-in Capital	Accumulated Deficit and Dividends	Noncontrolling Interests	Total Equity
BALANCE, December 31, 2009	4,488,725	$44,887	(1,612,340)	$40,983,116	$(14,834,259)	$9,333,208	$33,914,612
Issuance of common shares	309,188	3,092	—	3,083,624	—	—	3,086,716
Treasury share purchased	(77,502)	(775)	(718,765)	—	—	—	(719,540)
Selling commissions and dealer manager fees	—	—	—	(288,417)	—	—	(288,417)
Offering costs	—	—	—	(111,326)	—	—	(111,326)
Contributions	—	—	—	—	—	56,453	56,453
Distributions	—	—	—	—	—	(112,914)	(112,914)
Distributions declared ($0.60)	—	—	—	—	(1,404,406)	—	(1,404,406)
Issuance of common shares to directors	16,000	160	—	(160)	—	—	—
Share-based compensation expense	—	—	—	82,023	—	—	82,023
Shares issued pursuant to Distribution Reinvestment Plan	75,861	759	—	720,131	—	—	720,890
Net Loss	—	—	—	—	(1,352,026)	(620,748)	(1,972,774)

BALANCE, June 30, 2010	4,812,272	$48,123	(2,331,105)	$44,468,991	$(17,590,691)	$8,655,999	$33,251,317

See notes to condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,972,774)	$(2,685,500)
Adjustments to reconcile net loss to net cash provided by operating activities
Equity in earnings from real estate joint venture	(41,319)	(38,901)
Distributions from real estate joint venture	41,319	38,901
Depreciation and amortization expense	2,648,631	1,726,585
Amortization of deferred loan costs	130,790	120,686
Amortization of deferred compensation	82,023	—
Changes in operating assets and liabilities:
Increase in restricted cash	(104,601)	(148,514)
Increase in prepaid insurance and other assets	(299,213)	(93,739)
(Decrease) increase in due to affiliates	(568,655)	907,647
Increase in accrued expenses and other liabilities	333,335	755,603

Net cash provided by operating activities	249,536	582,768

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for real estate and improvements	(931,680)	(3,882,218)
Decrease in restricted cash	279,485	1,691,537
Distributions from real estate joint venture in excess of equity in earnings	54,881	35,099

Net cash used in investing activities	(597,314)	(2,155,582)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from mortgages payable	299,718	1,259,085
Payments on mortgages payable	(37,970)	(35,912)
Decrease in restricted cash	188,165	86,344
Proceeds from issuance of common shares	3,086,716	4,078,519
Treasury shares purchased	(719,540)	(651,266)
Decrease in unaccepted subscriptions for common stock	(188,165)	(86,344)
Selling commissions and dealer manager fees	(288,417)	(358,359)
Offering costs	(111,326)	(141,752)
Decrease in due from affiliates	(127,845)	(49,379)
Distributions paid	(656,212)	(496,780)
Contributions from noncontrolling interests	56,453	50,000
Distributions to noncontrolling interests	(112,914)	(61,258)

Net cash provided by financing activities	1,388,663	3,592,898

Net increase in cash and cash equivalents	1,040,885	2,020,084
Cash and cash equivalents – beginning of period	2,081,230	2,145,506

Cash and cash equivalents – end of period	$3,122,115	$4,165,590

Supplemental disclosure of non-cash investing and financing activities
Distributions payable	$486,343	$409,135
Common stockholder distributions reinvested in accordance with Distribution Reinvestment Plan	$720,890	$646,568
Expenditures for real estate and improvements accrued but unpaid	$—	$2,547,235
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$3,621,272	$2,965,501

See notes to condensed consolidated financial statements.

Paladin Realty Income Properties, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

June 30, 2010 and 2009 (unaudited)

1. Organization

Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin REIT”), was formed on October 31, 2003 to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income. As of June 30, 2010, we owned interests in 11 joint ventures that own 12 income-producing properties.

	Location	Year Built	Number of Units/Rentable Square Feet

Multifamily Communities

Champion Farms Apartments	Louisville, Kentucky	2000	264 Units

Fieldstone Apartments	Woodlawn, Ohio	2001	266 Units

Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units

Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units

The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units

Hilltop Apartments	Kansas City, Missouri	1986	124 Units

Conifer Crossing	Norcross, Georgia	1981	420 Units

Lofton Place Apartments	Tampa, Florida	1988	280 Units

Beechwood Gardens Apartments	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units

Industrial

801 Fiber Optic Drive	North Little Rock, Arkansas	2001	56,336 Sq. Ft.

Office

Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

Paladin REIT intends to invest in a variety of real estate product types, including apartments, office buildings, industrial buildings, shopping centers and hotels. Paladin REIT may also make real estate related investments, which include loans on real property such as first mortgage loans and mezzanine loans. Paladin REIT elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006. Subject to certain restrictions and limitations, the business of Paladin REIT is managed by Paladin Realty Advisors, LLC (“Paladin Advisors”), an affiliate of Paladin REIT, pursuant to an amended and restated advisory agreement, dated as of July 28, 2009 (the “Advisory Agreement”). Paladin Advisors supervises and manages the day-to-day operations of Paladin REIT and selects the real property investments and real estate related investments it makes, subject to oversight by the board of directors of Paladin REIT. Paladin Advisors also provides marketing, sales, and client services on behalf of Paladin REIT.

On February 23, 2005, Paladin REIT’s initial public offering (the “Initial Offering”) was declared effective and Paladin REIT commenced its offering efforts. The Initial Offering terminated on July 28, 2008, in connection with the commencement of Paladin REIT’s follow-on offering (the “Follow-On Offering” and collectively with the Initial Offering, the “Offerings”) on July 28, 2008. As of June 30, 2010, Paladin REIT had received proceeds of $50,052,691 for 5,035,000 shares in the Offerings.

Paladin REIT owns its assets and conducts its operations through Paladin Realty Income Properties, L.P., its operating partnership (“Paladin OP”). As of June 30, 2010 and December 31, 2009, Paladin Advisors held a 0.4% limited partnership interest and Paladin REIT held a 99.6% general partnership interest in Paladin OP.

2. Summary of Significant Accounting Policies

Principles of Reporting

The condensed consolidated financial statements include the accounts of Paladin REIT and its wholly owned and controlled entities (collectively, the “Company”). The Company consolidates any variable interest entities (“VIEs”) of which it controls (a) through voting rights or similar rights or (b) by means other than voting rights if the Company is the primary beneficiary, as defined. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

The Company implemented new guidance effective January 1, 2010 regarding VIEs. In accordance with the guidance, the Company re-evaluated all of its equity and loan investments to determine if they are VIEs. For each of these investments, the Company has evaluated (1) the sufficiency of the entities’ equity investments at risk to permit the entity to finance its activities without additional subordinated financial support; (2) that as a group the holders of the equity investments at risk have (a) the power through voting rights or similar rights to direct the entities’ activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly and (c) the right to receive the expected residual return of the entity and their rights are not capped and (3) the voting rights of these investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected returns of the entity, or both, and that substantially all of the entities’ activities do not involve or are not conducted on behalf of an investor that has disproportionately few voting rights.

If an investment was determined to be a VIE, the Company then performed an analysis to determine if the Company is the primary beneficiary of the VIE. U.S. generally accepted accounting principles (“GAAP”) require a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that has a controlling financial interest in an entity. In order for a party to have a controlling financial interest in an entity it must have (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of an entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The accompanying condensed consolidated financial statements are prepared in accordance with GAAP.

Revenues are recognized as earned and expenses are recognized as incurred.

Risks and Uncertainties

The Company is operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by the lack of liquidity in financial markets, declines in real estate values and the reduction in the willingness of financial institutions to make new loans and refinance or extend existing loans on similar terms and conditions.

Noncontrolling Interests

Background

Noncontrolling interests are presented and disclosed as a separate component of equity (not as a liability or other item outside of permanent equity). Consolidated net income includes the noncontrolling interest’s share of income. The calculation of earnings per share continues to be based on income amounts attributable to the Company. All changes in the Company’s ownership interest in a subsidiary are accounted for as equity transactions if the Company retains its controlling financial interest in the subsidiary.

Presentation

As of June 30, 2010 and December 31, 2009, the Company’s noncontrolling interests are comprised of the ownership interests of the noncontrolling interests in joint ventures controlled by the Company through ownership or contractual arrangements. Balances attributable to these noncontrolling interests, including amounts previously included in Prepaid Insurance and Other Assets, were reclassified to become a separate component of equity as of all dates presented. Also, consolidated net income was reclassified to include the amounts attributable to the noncontrolling interests. These noncontrolling interests reported in equity are not subject to any mandatory redemption requirements or other redemption features outside of the Company’s control that would result in presentation outside of permanent equity. As of December 31, 2009 and 2008, balances attributed to noncontrolling interests were also reclassified to become a separate component of equity, and the deficit balance represents the joint venture partners’ obligation to fund the operating cash deficit in the joint venture entity.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes significant estimates regarding impairments. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates and assumptions.

Real Estate and Depreciation

Land is carried at cost. Building and improvements, furniture, fixtures, and equipment, in-place leases, and tenant improvements are stated at cost, less accumulated depreciation and amortization. The Company allocates the purchase price of newly acquired properties between net tangible and identifiable intangible assets. The primary intangible asset associated with an apartment or office building property acquisition is the value of the existing lease agreements. When allocating the purchase price to an acquired property, the Company allocates the purchase price to the estimated value of the land, building, and fixtures assuming the property is vacant and to the estimated intangible value of the existing lease agreements. In some circumstances, the Company engages real estate appraisal firms to provide market information and evaluations that are relevant to its purchase price allocations; however, the Company is ultimately responsible for the purchase price allocation. The Company estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. The Company depreciates the buildings and fixtures based on the expected useful life of the asset, which ranges from 27 to 45 years for the buildings and improvements and from 5 to 7 years for furniture, fixtures and equipment, using the straight line basis. The intangible value of the lease agreements is amortized over the average remaining life of the existing leases, which ranges from 3 to 24 months, using the straight line basis. This amortization is included in depreciation and amortization expense on the accompanying condensed consolidated statements of operations. Improvements and betterments are capitalized when they extend the useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

Effective January 1, 2009, the Company expenses acquisition costs for future investment property acquisitions to record the acquisition at its fair value. Prior to January 1, 2009, the Company capitalized all acquisitions costs as part of the value of the investment property as an addition to building and improvements.

The Company reviews long-lived assets and related identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. When such events or changes in circumstances occur, recoverability of the asset to be held and used is measured by a comparison of the carrying amount of the asset to future cash flows, undiscounted and without interest, expected to be generated by the asset. In order to review the Company’s investment properties for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques; including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If the Company’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. If the sum of the expected future cash flows (undiscounted and without interest) is less than the Company’s carrying amount for the asset, an impairment loss is recognized based upon the asset’s fair value. There were no impairment charges taken for the six months ended June 30, 2010 and 2009.

Deferred Loan Costs

Loan costs are capitalized and amortized using the effective interest method over the life of the related loan. The amortization is recorded as a component of interest expense.

Revenue Recognition

The Company primarily leases residential apartments to tenants under non-cancellable operating leases with terms ranging from 3 to 24 months. The Company also leases commercial space to tenants with lease terms extending to 2015. Rental income related to leases is recognized in the period earned over the lease term.

Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred.

Accounts Receivable

Accounts receivable is included in prepaid insurance and other assets, net in the condensed consolidated balance sheets. Bad debts are recorded under the specific identification method, whereby, uncollectible receivables are directly written off when identified.

Cash Equivalents

Cash equivalents represent highly liquid investments with maturities at the date of purchase of three months or less.

Restricted Cash

Restricted cash includes subscription proceeds that are held in escrow until investors are admitted as stockholders. Upon acceptance of stockholders, shares of stock are issued, and Paladin REIT receives the subscription proceeds. Restricted cash included $128,661 and $316,826 as of June 30, 2010 and December 31, 2009, respectively, for subscription proceeds that were held in escrow. At June 30, 2010 and December 31, 2009, restricted cash also included $1,594,021 and $1,768,905, respectively, held in restricted accounts for building and tenant improvements, repairs, property taxes and insurance as required by lenders. At June 30, 2010 and December 31, 2009, restricted cash also included $550,000 held in a restricted account as collateral for a letter of credit in connection with the acquisition of 801 Fiber Optic Drive, as described in Note 3.

Income Taxes

The Company elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income. No provision has been made for federal income taxes for the six months ended June 30, 2010 and 2009 in the accompanying condensed consolidated financial statements.

The Company uses a more-likely-than-not threshold for recognition and decrecognition of tax positions taken or to be taken in a tax return. The Company has assessed its tax positions for all open tax years as of January 1, 2007 and concluded that there were no material uncertainties to be recognized. The Company’s accounting policy with respect to interest and penalties related to tax uncertainties is to classify these amounts as provision for income taxes. The Company has not recognized any interest and penalties related to tax uncertainties for the six months ended June 30, 2010 and 2009.

Organization and Offering Costs

Organization costs are expensed as incurred and offering costs are charged to stockholders’ equity. These costs are subject to a 3.0% limitation of the gross proceeds from the Offerings pursuant to the Company’s Advisory Agreement with Paladin Advisors, as described in Note 5.

Expense Reimbursement

Pursuant to the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to the Company by Paladin Advisors and its affiliates, including reimbursement of personnel costs and overhead for which they do not otherwise receive a fee. The Company will not reimburse Paladin Advisors for operating expenses that in the fiscal year then ended exceed the greater of (1) 2% of the average invested assets of Paladin REIT or (2) 25% of the net income as described below of the Company (the “2%/25% Rule”), and Paladin Advisors must reimburse Paladin REIT quarterly for any amounts by which the operating expenses of Paladin REIT exceeds the 2%/25% Rule in the previous four consecutive fiscal quarters (the “Expense Period”), unless a majority of independent directors approves reimbursement of any excess.

The average invested assets of the Company for any period are equal to the average book value of the Company’s assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. For the quarter ended June 30, 2010, the average book value of the Company’s assets before reserves for depreciation or bad debts or other similar non-cash reserves is approximately $163,000,000. The net income of the Company for any period is equal to the Company’s total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by the Company under GAAP (including the asset management fee), but excluding organization and offering expenses, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

Paladin Advisors must reimburse the excess expenses to the Company within 60 days after the end of each fiscal quarter unless the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any Expense Period for which the independent directors approve total operating expenses in excess of the 2%/25% Rule, Paladin REIT will send its stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable, may defer the reimbursement of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates, as described in Note 5.

Per Share Data

The Company presents both basic and diluted loss per share, or EPS. Basic EPS excludes potentially dilutive securities and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Dilutive EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised, where such exercise would result in a lower EPS amount. Excluded from the dilutive EPS calculation is the directors’ shares totaling 8,000 and 0 shares for the six months ended June 30, 2010 and 2009, respectively, because their effect would be anti-dilutive.

Unaccepted Subscriptions for Common Stock

Unaccepted subscriptions for shares of our common stock include proceeds related to subscriptions that were held in escrow but had not been accepted by the Company as of June 30, 2010 and December 31, 2009.

Recent Accounting Pronouncements

In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. The guidance defines the term “participating interest” to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale. If the transfer does not meet those conditions, a transferor should account for the transfer as a sale only if it transfers an entire financial asset or a group of entire financial assets and surrenders control over the entire transferred asset(s). The guidance requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The guidance did not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued amendments to the accounting and disclosure requirements for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (early adoption is permitted), modify the criteria for recognizing revenue in multiple element arrangements and the scope of what constitutes a non-software deliverable. We do not expect that the guidance will have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (“ASU No. 2010-01”). This ASU clarifies that when the stock portion of a distribution allows stockholders to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate, the distribution would be considered a share issuance as opposed to a stock dividend and the share issuance would be reflected in earnings per share prospectively. ASU No. 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The adoption of ASU No. 2010-01 has no impact on the Company’s consolidated financial statements.

3. Investments

Investments in Real Estate

	Paladin OP Ownership %	Property	Year Built	Number of Units/Rentable Square Feet

Multifamily Communities

Springhurst Housing Partners, LLC	70.0%	Champion Farms Apartments	2000	264 Units

Glenwood Housing Partners I, LLC	83.0%	Fieldstone Apartments	2001	266 Units

KC Pinehurst Associates, LLC	97.5%	Pinehurst Apartment Homes	1986 and 1988; renovated in 2006	146 Units

KC Pheasant Associates, LLC	97.5%	Pheasant Run Apartments	1985; renovated in 2003 and 2004	160 Units

KC Retreat Associates, LLC	97.5%	The Retreat Apartments	1984; renovated in 2004 and 2005	342 Units

Park Hill Partners I, LLC	49.0%	Hilltop Apartments	1986	124 Units

FPA/PRIP Conifer, LLC	42.5%	Conifer Crossing	1981	420 Units

Evergreen at Lofton Place, LLC	60.0%	Lofton Place Apartments	1988	280 Units

Morgan Beechwood, LLC	82.3%	Beechwood Garden Apartments	1967; renovated in 2003 and 2004	160 Units

Office

FPA/PRIP Governor Park, LLC	47.65%	Two and Five Governor Park	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

Investment in Unconsolidated Joint Venture

Paladin OP has a 74% interest in PRIP 801, LLC, a joint venture between Paladin OP and 801 FO, LLC, which owns 801 Fiber Optic Drive. 801 Fiber Optic Drive consists of approximately 10.95 acres of real property and a 56,336 square foot building that was completed in 2001, which is 100% leased to FedEx Ground Package System, Inc. (“FedEx Ground”), pursuant to a ten-year net lease that commenced on August 1, 2001 and expires on July 31, 2011. FedEx Ground is a subsidiary of FedEx Corporation, a provider of transportation, e-commerce and supply management services. In accordance with the original lease, FedEx Ground also has the option to extend the lease for two additional five-year periods. The first option is through July 31, 2016 at $405,792 per annum. The second option is through July 31, 2021 at $446,376 per annum. On January 28, 2010, PRIP 801, LLC and FedEx Ground amended the lease so that it now expires on July 31, 2016, and effective August 1, 2011 rent will be $371,976 per annum. The current rent is $338,160 per annum.

Paladin OP accounts for its investment in PRIP 801, LLC, under the equity method of accounting.

Condensed financial information of PRIP 801, LLC, is summarized as follows:

Condensed Balance Sheets

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Investment in real estate, net	$3,732,672	$3,773,100
Other Assets, net	107,922	139,841

Total Assets	$3,840,594	$3,912,941

LIABILITIES AND MEMBERS’ EQUITY
Mortgage loan payable	$1,950,000	$1,950,000
Other Liabilities	28,180	28,180
Members’ Equity	1,862,414	1,934,761

Total Liabilities and Members’ Equity	$3,840,594	$3,912,941

Company’s share of Members’ Equity*	$1,378,272	$1,431,809

Condensed Statements of Operations

(unaudited)

	Three months ended June 30		Six months ended June 30
	2010	2009	2010	2009
Revenues and interest income	$84,575	$84,554	$169,301	$169,278
Expenses	(54,503)	(60,023)	(111,648)	(114,893)

Net income	$30,072	$24,531	$57,653	$54,385

Company’s share of net income*	$22,253	$18,153	$42,663	$40,245

*	The difference in the Company’s share of members’ equity and the Company’s share of net income reflected above compared to the Company’s balance sheets and statements of operations is attributed to the depreciation expense of acquisition costs incurred by the Company.

The mortgage loan requires payments of interest only at a fixed interest rate of 5.498% through November 1, 2010, the anticipated repayment date. If the mortgage loan is not repaid or refinanced as of the anticipated repayment date, interest will accrue at a rate per annum equal to the greater of (a) 8.498% and (b) the treasury rate plus three percentage points. Pursuant to the terms of a cash management agreement, the borrower was required to post a $550,000 letter of credit by December 1, 2007, or the lender would sweep and retain all cash flow from 801 Fiber Optic Drive. On November 29, 2007, Paladin OP posted a $550,000 irrevocable standby letter of credit with Wachovia Bank, N.A. secured by $550,000 cash deposited in a certificate of deposit with Wachovia Bank, N.A. If the borrower does not pay off the loan on November 1, 2010, the lender can apply the letter of credit (or retained cash flow) and will continue to sweep all cash flow to repay the loan. In the event of a default under the loan documents, the cash management agreement further provides that the lender may sweep cash from all accounts maintained by the borrower with the lender (including rent accounts from the property). The estimated principal balance to be due at the anticipated repayment date is $1,950,000.

The mortgage loan could not be prepaid until January 31, 2008 and, as of June 30, 2010, it has not been prepaid. There was no sale, encumbrance, or other transfer of an interest in the property permitted without the lender’s prior written consent. Alex Gilbert, the managing member of 801 FO, LLC, has guaranteed the non-recourse standard loan carve outs, and in exchange for his guarantee, our sponsor, Paladin Realty Partners, LLC (“Paladin Realty”), has agreed to fully indemnify Mr. Gilbert against any defaults caused by the borrower through standard default provisions such as bankruptcy, fraud, misapplication of proceeds and certain environmental violations. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property. In addition PRIP 801, LLC, has entered into an environmental and hazardous substance indemnification agreement.

The agreements contain various covenants, which among other things, limit the ability of the borrowers to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer their interests in the property among others. The loan agreements also contain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of a default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable.

4. Mortgages Payable

Mortgages Payable

Mortgage loans payable consist of the following:

	June 30, 2010	December 31, 2009
Mortgage loan payable—interest only at a fixed rate of 6.14% payable monthly until the loan matures on July 1, 2016, secured by Champion Farms Apartments property (1)	$16,350,000	$16,350,000
Mortgage loan payable—interest only at 6.05% payable monthly until July 1, 2011, after which principal and interest are due until the loan matures on July 1, 2014, secured by the Fieldstone Apartments property (1)	16,500,000	16,500,000
Mortgage loan payable—principal and interest at 5.58% payable monthly until the loan matures January 1, 2016, secured by the Pinehurst Apartment Homes property (2)	4,601,611	4,639,581
Mortgage loan payable—interest only at 5.95% payable monthly until the loan matures on October 1, 2017, secured by the Pheasant Run Apartments property (3)	6,250,000	6,250,000
Mortgage loan payable—interest only at 5.58% payable monthly until February 1, 2013, after which principal and interest are due until the loan matures on February 1, 2018, secured by the Retreat Apartments property (4)	13,600,000	13,600,000
Mortgage loan payable—interest only at 5.81% payable monthly until December 1, 2012, after which principal and interest are due until the loan matures on December 1, 2017, secured by the Hilltop Apartments property (5)	4,250,000	4,250,000
Mortgage loan payable—interest only at 5.96% payable monthly until September 1, 2011, after which principal and interest are due until the loan matures on September 1, 2015, secured by the Conifer Crossing property (6)	28,700,000	28,700,000
Mortgage loan payable—interest only at 7.00% payable monthly until the loan matures on December 19, 2010, secured by the Two and Five Governor Park properties (7)	10,715,109	10,415,391
Mortgage loan payable-interest only at 5.66% payable monthly until November 1, 2011, after which principal and interest are due until the loan matures on October 1, 2019, secured by the Lofton Place Apartments property (8)	12,000,000	12,000,000
Mortgage loan payable—interest only at 5.49% payable monthly until February 1, 2012, after which principal and interest are due until the loan matures on January 1, 2020, secured by the Beechwood Gardens Apartments property (9)	8,661,000	8,661,000

Total mortgage loans payable	$121,627,720	$121,365,972

(1)	In general, the mortgage loan may be voluntarily or involuntarily prepaid subject to certain prepayment penalties. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property.
(2)	The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In addition the loan is guaranteed by James E. Lippert, an affiliate of JTL Holdings, LLC and JTL Asset Management, Inc., pursuant to a guaranty dated September 13, 2007, but only upon the occurrence of certain limited events.
(3)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until October 1, 2018 with an adjustable interest rate based on the Federal Home Loan Mortgage Corporation Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In the event of default, the entire unpaid principal balance, any accrued interest, any prepayment penalty and all other amounts payable under the promissory note will be due and payable.

(4)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until February 1, 2019 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(5)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until December 1, 2018 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(6)	Assuming no event of default occurs before the initial maturity date, the loan will automatically be extended until September 1, 2016 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler, a management committee representative of FPA Conifer Investors, LLC, but only upon the occurrence of certain limited events.
(7)	The loan has two, one-year extensions which may be exercised if, among other things, the properties have (a) a debt service coverage ratio of 1.2 or better, and (b) a loan to value ratio of no more than 70.0% based on an appraisal. Each extension is subject to an extension fee equal to 1.5% of the outstanding principal balance. The loan is prepayable at any time prior to its maturity, subject to an exit fee equal to 1.0% of the principal being repaid. The loan is secured by a mortgage on the property pursuant to a Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler but only upon the occurrence of certain limited events.
(8)	Assuming no event of default, the loan will mature on October 1, 2019. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond our control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a REMIC trust; or (ii) if the Note is assigned to a REMIC trust on or after October 1, 2010. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the Note to a REMIC trust by October 1, 2010; however, if the Note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Charles M. Thompson, but only upon the occurrence of certain limited events.
(9)	Assuming no event of default, the loan will mature on January 1, 2020. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond our control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a REMIC trust; or (ii) if the Note is assigned to a REMIC trust on or after January 1, 2011. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the Note to a REMIC trust by January 1, 2011; however, if the Note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed, jointly and severally, by Herbert Morgan, Robert C. Morgan and Robert J. Moser, but only upon the occurrence of certain limited events.

The loan agreements contain various covenants, which among other things, limit the ability of the borrower to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer their interest in the property among others. The loan agreements also contain certain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable. As of June 30, 2010, the Company is in compliance with its debt covenants.

Paladin REIT’s charter provides that its independent directors must approve any borrowing in excess of 300% of the value of its net assets and the justification for such excess borrowing must be disclosed to its stockholders in its next quarterly report. Net assets for purposes of this calculation are defined to be Paladin REIT’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of Paladin REIT’s assets before non-cash reserves and depreciation. As of June 30, 2010, Paladin REIT’s borrowings did not exceed 300% of the value of its net assets.

5. Related Party Transactions

Paladin Realty Securities, LLC (“Paladin Securities”), a wholly owned subsidiary of Paladin Advisors, began serving as the dealer manager for the Initial Offering pursuant to a dealer manager agreement dated June 5, 2007, as amended by the amendment to the dealer manager agreement dated February 23, 2008 (the “IPO Dealer Manager Agreement”). Pursuant to the terms of the IPO Dealer Manager Agreement, Paladin REIT paid Paladin Securities selling commissions of 7.0% of the gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering and 4.0% of the gross offering proceeds from the sale of shares of its common stock pursuant to its dividend reinvestment plan. Paladin REIT also paid Paladin Securities a dealer manager fee of up to 2.5% of gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering.

In connection with the Follow-On Offering, Paladin REIT entered into a dealer manager agreement dated February 6, 2008 (the “Follow-On Dealer Manager Agreement”). Pursuant to the terms of the Follow-On Dealer Manager Agreement, Paladin REIT pays Paladin Securities selling commissions of 6.0% of the gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering and Paladin REIT does not pay any commission from the sale of shares of its common stock pursuant to its distribution reinvestment plan. Paladin REIT also pays Paladin Securities a dealer manager fee of up to 3.5% of gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering. Paladin Securities may pay all or a portion of these selling commissions and dealer manager fees to participating broker-dealers.

For the six months ended June 30, 2010, Paladin REIT incurred $288,417 in selling commissions and dealer manager fees to Paladin Securities.

The Advisory Agreement entitles Paladin Advisors to specified fees upon the provision of certain services with regard to the Offerings as well as reimbursement for organization and offering costs, and certain other costs, incurred by Paladin Advisors on behalf of the Company.

Amounts due to (from) Affiliates

	June 30, 2010	December 31, 2009
General and administrative expenses due to affiliates (1)	$2,050,735	$2,619,390
Organization and offering costs due from affiliates (2)	(434,069)	(306,224)

Total due to affiliates	$1,616,666	$2,313,166

Deferred organization and offering costs (3)	$7,520,874	$7,373,714

(1)	Pursuant to the Advisory Agreement, the Company will not reimburse Paladin Advisors for operating expenses that exceed the 2%/25% Rule, except as permitted by the 2%/25% Rule, as described in Note 2. During the three months ended June 30, 2010, the Company incurred $457,542 of general and administrative expenses, which is the equivalent of operating expenses under the Advisory Agreement. Due to the application of the 2%/25% Rule, the Company was able to recognize a total of $458,134 of general and administrative expenses in its condensed consolidated statements of operations with the additional amount of $593, which was incurred in the current year and recorded as due to affiliate. During the six months ended June 30, 2010, the Company incurred $734,978 of general and administrative expenses, which is the equivalent of operating expenses under the Advisory Agreement. Due to the application of the 2%/25% Rule, the Company was able to recognize a total of $741,323 of general and administrative expenses in its condensed consolidated statement of operations with the additional amount of $6,345, which was incurred in the current year and recorded as due to affiliate. Pursuant to the Advisory Agreement, the Company paid $95,220 in asset management fees due to Paladin Advisors for its 12 properties during the three months ended June 30, 2010 and $190,440 for the six months ended June 30, 2010. For each of these 12 properties from the respective dates of acquisition through the period that the Company owns the properties, Paladin Advisors has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of the Company’s allocable cost of the real property acquired. Paladin Advisors acknowledges that it has waived its right to receive any additional amounts due under the Advisory Agreement for such properties. The board of directors (including the independent directors) has approved reimbursing Paladin Advisors for this amount in the future to the extent that reimbursement of this amount, together with all operating expenses paid or reimbursed for the then-current Expense Period, would not result in payment or reimbursement of operating expenses in excess of the 2%/25% Rule in that period. In making this determination, the board of directors (including the independent directors) noted that these were operating expenses necessary for the operation of the Company’s business, as the Company is in the early stages of operations and has limited operations to cover its operating expenses and because such amounts will only be reimbursed in the future to the extent described above. In accordance with the Advisory Agreement, on June 1, 2010, the Company reimbursed Paladin Advisors $575,000 of previously accrued general and administrative expenses.
(2)	Organization and offering costs of the Company are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of the Company and directly by the Company. Organization and offering costs consist of actual marketing, legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or its dealer manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offerings, and payment or reimbursement of bona fide due diligence expenses of the dealer manager and broker-dealers participating in the Offerings. Pursuant to the Advisory Agreement, the Company is obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs, provided that Paladin Advisors and its affiliates are responsible for the payment of organization and offering costs to the extent they exceed 3.0% of gross proceeds from the Offerings and will be required to return to the Company any amount the Company reimburses them in excess of 3.0% of the gross proceeds from the Offerings. Such costs only become a liability of the Company to the extent they do not exceed 3.0% of the gross proceeds of the Offerings. For the six months ended June 30, 2010, the Company paid $239,171 of offering costs. Due to the application of the 3.0% limitation, the Company recognized $111,326, which was charged to stockholders’ equity with the additional amount of $127,845 recorded as due from affiliate. Paladin Advisors is required to reimburse the current balance of $434,069 within 60 days after the end of the Follow-On Offering.
(3)	Not reflected in the condensed consolidated financial statements at June 30, 2010 and December 31, 2009 as these amounts have exceeded the 3.0% limitation as described above in Note 2 and only become due to affiliates when they do not exceed such limitation.

6. Stockholders’ Equity

Under the terms of the 2005 Independent Director Incentive Stock Plan, on June 18, 2010, the Company granted 4,000 shares of restricted common stock to each of its independent directors upon their reelection to the board of directors. Two thousand of the shares granted to each independent director vested immediately, and 2,000 of the shares will vest on the first anniversary of the date of grant, provided the independent director continues to provide services to the Company on such vesting date.

7. Subsequent Events

On July 7, 2010, the Company reimbursed Paladin Advisors $575,000 for previously accrued general and administrative expenses (see Note 5).

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) is intended to help the reader understand our operations and our present business environment. The MD&A is provided as a supplement to—and should be read in conjunction with—our condensed consolidated financial statements and the accompanying notes thereto contained in Part I, Item I of this report and the consolidated financial statements and the accompanying notes thereto contained in Part II, Item 8, and the information under “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009. As used herein, the terms “we,” “our” and “us” refer to Paladin Realty Income Properties, Inc., a Maryland corporation, and its consolidated subsidiaries. Historical results and trends which might appear in the condensed consolidated financial statements should not be interpreted as being indicative of future operations.

Forward-Looking Statements

Certain information included in this Quarterly Report on Form 10-Q contains, and other materials filed or to be filed by us with the SEC contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, are forward-looking statements. Those statements include statements regarding our intent, belief or current expectations and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	use of proceeds of our Offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2009;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Overview

We are a Maryland corporation formed on October 31, 2003, to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income.

As of June 30, 2010, we owned interests in 12 income-producing properties through 11 joint venture investments:

Portfolio Summary

	Location	Year Built	Number of Units/Rentable Square Feet

Multifamily Communities

Champion Farms Apartments	Louisville, Kentucky	2000	264 Units

Fieldstone Apartments	Woodlawn, Ohio	2001	266 Units

Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units

Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units

The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units

Hilltop Apartments	Kansas City, Missouri	1986	124 Units

Conifer Crossing	Norcross, Georgia	1981	420 Units

Lofton Place Apartments	Tampa, Florida	1988	280 Units

Beechwood Gardens Apartments	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units

Industrial

801 Fiber Optic Drive	North Little Rock, Arkansas	2001	56,336 Sq. Ft.

Office

Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

We intend to invest in a variety of real estate property types, either directly or through joint ventures, including apartments, office buildings, industrial buildings, shopping centers and hotels. We will also seek to invest in loans on real property such as mortgage loans and mezzanine loans, which we refer to as real estate related investments. We own our assets and conduct our operations through Paladin OP.

Our Initial Offering terminated on July 28, 2008, in connection with the commencement of our Follow-On Offering on July 28, 2008.

We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. We believe we operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, we generally will not be subject to federal income tax, provided that distributions to our stockholders equal at least the amount of our taxable income. Even if we qualify for taxation as a REIT, we may be subject to federal income and excise taxes on our undistributed taxable income. We may also be subject to certain state or local taxes.

Critical Accounting Policies

A comprehensive enumeration of our significant accounting policies is presented in our condensed consolidated financial statements and notes thereto appearing elsewhere in this report and our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 19, 2010.

Results of Operations

Three Months Ended June 30, 2010 Compared to the Three Months Ended June 30, 2009

Rental income for the quarter ended June 30, 2010 was $4,515,823, compared to $3,337,640 for the quarter ended June 30, 2009. Our rental income has increased due to our investments in Lofton Place Apartments in October 2009 and Beechwood Gardens Apartments in December 2009. We expect rental income to continue to increase in future periods, as compared to historical periods, as a result of our investments in real properties made in 2009 and future real property investments and real estate related investments.

Other income for the quarter ended June 30, 2010 was $477,113, compared to $287,224 for the quarter ended June 30, 2009. Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred. The increase in other income for quarter ended June 30, 2010 is attributable to various tenant charges related to the acquisitions made in 2009.

Property operating expenses for the quarter ended June 30, 2010 were $2,013,241, compared to $1,520,777 for the quarter ended June 30, 2009. The increase in property operating expenses is mainly attributable to our acquisitions in 2009. We expect property operating expenses to continue to increase in future periods, as compared to historical periods, as a result of our investments in real properties acquired in 2009 and future real property investments and real estate related investments.

Real estate taxes were $418,894 for the quarter ended June 30, 2010, compared to $330,523 for the quarter ended June 30, 2009. The increase in real estate taxes in 2009 is a result of acquisitions made in 2009.

General and administrative expenses were $458,134 for the quarter ended June 30, 2010 compared to $673,275 for the quarter ended June 30, 2009. The decrease in general and administrative expenses relates to the fact that in accordance with the 2%/25% rule all of the general and administrative expenses paid by the Advisor on behalf of the Company have been fully accrued by the Company.

Interest expense, including amortization of deferred financing costs, was $1,916,466 for the quarter ended June 30, 2010 compared to $1,602,149 for the quarter ended June 30, 2009. The increase in interest expense was primarily related to mortgage notes payable and indebtedness incurred related to the properties acquired in 2009 and certain financing costs that we incurred in connection with such indebtedness.

Depreciation and amortization expense was $1,340,337 for the quarter ended June 30, 2010, and $874,755 for the quarter ended June 30, 2009. The increase in depreciation and amortization expense in 2010 is related to the properties acquired in 2009.

Loss allocated to noncontrolling interests was $325,435 for the quarter ended June 30, 2010, compared to $421,873 for the quarter ended June 30, 2009. The change was due mainly to acquisitions of properties in 2009 and to the allocation of losses of each project.

Net loss attributable to the Company was $804,842 for the quarter ended June 30, 2010, compared to net loss attributable to the Company of $933,787 for the quarter ended June 30, 2009, primarily due to the net impact of the items discussed above.

Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009

Rental income for the six months ended June 30, 2010 was $9,000,623 compared to $6,630,507 for the six months ended June 30, 2009. Our rental income has increased due to our investments in Lofton Place Apartments in October 2009 and Beechwood Gardens Apartments in December 2009. We expect rental income to continue to increase in future periods, as compared to historical periods, as a result of our investments in real properties made in 2009 and future real property investments and real estate related investments.

Other income for the six months June 30, 2010 was $908,310, compared to $567,379 for the six months ended June 30, 2009. Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred. The increase in other income for quarter ended June 30, 2010 is attributable to various tenant charges related to the acquisitions made in 2009.

Property operating expenses for the six months ended June 30, 2010 were $3,925,646, compared to $3,106,228 for the six months ended June 30, 2009. The increase in property operating expenses is mainly attributable to our acquisitions in 2009. We expect property operating expenses to continue to increase in future periods, as compared to historical periods, as a result of our investments in real properties acquired in 2009 and future real property investments and real estate related investments.

Real estate taxes were $837,660 for the six months ended June 30, 2010, compared to $628,908 for the six months ended June 30, 2009. The increase in real estate taxes in 2010 is a result of acquisitions made in 2009.

General and administrative expenses were $741,323 for the six months ended June 30, 2010 compared to $1,344,467 for the six months ended June 30, 2009. The decrease in general and administrative expenses relates to the fact that in accordance with the 2%/25% rule all of the general and administrative expenses paid by the Advisor on behalf of the Company have been fully accrued by the Company.

Interest expense, including amortization of deferred financing costs, was $3,774,557 for the six months ended June 30, 2010 compared to $3,126,640 for the six months ended June 30, 2009. The increase in interest expense was primarily related to mortgage notes payable and indebtedness incurred related to the properties acquired in 2009 and certain financing costs that we incurred in connection with such indebtedness.

Depreciation and amortization expense was $2,648,631 for the six months ended June 30, 2010, and $1,726,585 for the six months ended June 30, 2009. The increase in depreciation and amortization expense in 2010 is related to the properties acquired in 2009.

Loss allocated to noncontrolling interests was $620,748 for the six months ended June 30, 2010, compared to $797,397 for the six months ended June 30, 2009. The change was due mainly to acquisitions of properties in 2009 and to the allocation of losses of each project.

Net loss attributable to the Company was $1,352,026 for the six months ended June 30, 2010, compared to net loss attributable to the Company of $1,888,103 for the six months ended June 30, 2009, primarily due to the net impact of the items discussed above.

Related Party Transactions and Agreements

Selling Commissions and Dealer Manager Fees. Pursuant to the terms of the Dealer Manager Agreement for the Follow-On Offering, we pay Paladin Securities selling commissions of 6.0% of the gross offering proceeds from the sale of shares of our common stock in our primary offering and we do not pay any commission from the sale of shares of our common stock pursuant to our distribution reinvestment plan. We also pay Paladin Securities a dealer manager fee during our Follow-On Offering of up to 3.5% of gross offering proceeds from the sale of shares of our common stock in our primary offering. Paladin Securities may pay all or a portion of these selling commissions and dealer manager fees to participating broker-dealers. For the six months ended June 30, 2010, we incurred $288,417 in selling commissions and dealer manager fees to Paladin Securities.

Organization and Offering Costs. Our organization and offering costs are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of us and directly by us. Organization and offering costs consist of actual legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or our dealer manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offerings, and payment or reimbursement of bona fide due diligence expenses of the dealer manager and broker-dealers participating in the Offerings. Pursuant to the Advisory Agreement, we are obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs, provided that Paladin Advisors and its affiliates are responsible for the payment of organization and offering costs to the extent they exceed 3.0% of gross proceeds from the Offerings, excluding proceeds from our distribution reinvestment plan, and will be required to return to us any amount we reimburse them in excess of 3.0% of the gross proceeds from the Offerings, excluding proceeds from our distribution reinvestment plan.

We had incurred organization and offering costs of $9,455,654 as of June 30, 2010, which includes $7,520,874 of deferred organization and offering costs paid by Paladin Advisors as described in Note 5 of the notes to our condensed consolidated financial statements included herewith. Such costs only become a liability to us to the extent they do not exceed 3.0% of the gross proceeds of the Offerings, excluding proceeds from our distribution reinvestment plan. When recorded by us, organization costs are expensed as incurred and offering costs are charged to stockholders’ equity. For the six months ended June 30, 2010, we recognized $111,326 of offering costs, which was charged to stockholders’ equity.

As of June 30, 2010, we have recognized a total of $1,505,337 of organization and offering costs. Subject to the 3.0% limitation, the remaining $7,950,317 in organization and offering costs, as of June 30, 2010 will be recognized in future periods as we receive additional proceeds of our offering.

Expense Reimbursement. Pursuant to the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to us by Paladin Advisors and its affiliates for which they do not otherwise receive a fee. We will not reimburse Paladin Advisors for operating expenses that in the twelve months then ended exceeded the greater of (1) 2% of our average invested assets or (2) 25% of our net income (the “2%/25% Rule”), and Paladin Advisors must reimburse us quarterly for any amounts by which our operating expenses exceed the 2%/25% Rule in the twelve months then ended (the “Expense Period”), unless a majority of independent directors approves reimbursement of any excess. Our average invested assets for any period are equal to the average book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. For the quarter ended June 30, 2010, the average book value of our assets before reserves for deprecation or bad debts or other similar non-cash reserves is approximately $163,000,000. Our net income for any period, for purposes of the 2%/25% Rule, is equal to our total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by us under GAAP (including the asset management fee), but excluding organization and offering expenses, selling commissions and dealer manager fees, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

Paladin Advisors must reimburse the excess expenses to us within 60 days after the end of each fiscal quarter unless a majority of the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any Expense Period for which total operating expenses exceed the 2%/25% Rule, we will send our stockholders written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable may defer the reimbursement of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates.

During the Expense Period ended June 30, 2010, our general and administrative expenses, including expenses incurred on our behalf by Paladin Advisors and its affiliates, did not exceed the 2%/25% Rule. During the Expense Period ended June 30, 2010, $544,584 was paid by Paladin Advisors.

For the three months ended June 30, 2010, we incurred $457,542 in general and administrative expenses. In accordance with the Advisory Agreement, we recognize on a quarterly basis amounts not exceeding the 2%/25% Rule. Due to the application of the 2%/25% Rule, we were able to recognize $458,135 of general and administrative expenses in our condensed consolidated statements of operations for the three months ended June 30, 2010 with the additional amount of $593 recorded as due to affiliate.

For the six months ended June 30, 2010, we incurred $734,978 in general and administrative expenses. Due to the application of the 2%/25% Rule, we were able to recognize $741,323 of general and administrative expenses in our consolidated statements of operations for the six months ended June 30, 2010 with the additional amount of $6,345 recorded as due to affiliate.

Acquisition Fees. Our Advisory Agreement provides for an acquisition fee in an amount equal to 1.5% of (1) the purchase price of a real property investment acquired directly; (2) our allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. Our allocable cost of a joint venture investment is equal to the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the joint venture, inclusive of expenses related thereto, and the amount of outstanding debt associated with such properties and the joint venture, and (ii) our percentage economic interest in the joint venture.

Asset Management Fees. Our Advisory Agreement provides that we will pay Paladin Advisors on a monthly basis an asset management fee in an amount equal to one-twelfth of 0.6% of (1) the purchase price of a real property investment acquired directly; (2) our allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. Our allocable cost of a joint venture investment is calculated as set forth above under “Acquisition Fees.” Paladin Advisors may elect, in its sole discretion, to defer (without interest) payment of the asset management fee in any month by providing us written notice of such deferral.

For each of our existing properties from the respective dates of acquisition through the period that we own the properties, Paladin Advisors has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of our allocable cost of the real property acquired in these joint ventures. Paladin Advisors acknowledges that it has waived its right to receive any additional amounts due under the advisory agreement for such properties.

During the three months ended June 30, 2010, we paid Paladin Advisors $95,220 for asset management fees earned for the three months ended June 30, 2010. During the six months ended June 30, 2010, we paid Paladin Advisors $190,440 for asset management fees earned for the six months ended June 30, 2010.

Trends or Uncertainties

The commercial real estate debt markets have experienced continued volatility as a result of certain factors including the failure of large lending institutions, the placement of Fannie Mae and Freddie Mac into the conservatorship of the U.S. government, the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market. This has resulted in lenders decreasing the availability of debt financing as well as increasing the cost of debt financing. As our existing debt is fixed rate debt, our current portfolio will not be materially impacted by the current debt market environment. However, should the reduced availability of debt and/or the increased cost of borrowings continue, either by increases in the index rates or by increases in lender spreads, we will need to consider such factors in the evaluation of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution.

The state of the debt markets could also have an impact on the overall amount of capital investing in real estate which may result in a decrease in the price or value of real estate assets. Although this may benefit us for future acquisitions, it could negatively impact the current value of our existing assets.

In addition, the current economic environment has resulted in a trend toward increasing vacancy rates for certain classes of commercial property, including multifamily and office properties. Factors such as rising unemployment have led to increased tenant delinquencies and/or defaults under leases, generally lower demand for rentable space and potential oversupply of rentable space. Although we have not thus far been materially adversely affected by the increasing vacancy rates, the continuation of the economic downturn could impact certain of our real properties and such real properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such real properties. The value of our real properties could decrease below the amounts paid for them. Revenues from properties could decrease due to lower occupancy rates, reduced rental rates and potential increases in uncollectible rent. The longer the period of significant vacancies for a property, the greater the potential negative impact on our revenues and results of operations.

Our management is not aware of any other material trends or uncertainties that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of real property and real estate related investments.

Liquidity and Capital Resources

During the six months ended June 30, 2010, our sources of funds were:

•	proceeds, net of selling commissions, dealer manager fees and offering costs, of $2,687,004 from the sale of 309,188 common shares in our Offering; and

•	net operating income of $5,145,627 from our investments in real estate.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property, such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our condensed consolidated statement of operations entitled “Net Loss Attributable to Company” is the most directly comparable GAAP measure to net operating income. The following table is a reconciliation of net operating income to our reported net loss attributable to the Company for the six months ended June 30, 2010 and 2009:

	Six Months Ended
	June 30, 2010	June 30, 2009
Net Operating Income	$5,145,627	$3,462,750
Equity in earnings from real estate joint venture	41,319	38,901
Interest income	4,791	10,541
Depreciation and amortization expense	(2,648,631)	(1,726,585)
Interest expense, including amortization of deferred loan costs	(3,774,557)	(3,126,640)
General and administrative expenses	(741,323)	(1,344,467)
Noncontrolling interests	620,748	797,397

Net loss attributable to Company	$(1,352,026)	$(1,888,103)

We are dependent upon the net proceeds to be received from our Follow-On Offering to conduct our proposed acquisition activities. The capital required to make additional real property investments and real estate related investments will be obtained from the Follow-On Offering and from any indebtedness that we may incur in connection with the acquisition of any real properties and real estate related investments thereafter. We anticipate that cash flows from the real property investments and real estate related investments that we currently have will generate sufficient cash flows to fund required capital improvements and debt service costs.

We anticipate our sources of funds will continue to consist of net proceeds from the Follow-On Offering, indebtedness and cash flow from operation of real property investments and real estate related investments held. We believe that these cash resources, along with our cash from operations will be sufficient to satisfy our cash requirements for the foreseeable future, and therefore, we do not anticipate a need to raise funds from other than these sources within the next twelve months.

Net cash provided by operating activities for the six months ended June 30, 2010 was $249,536 compared to net cash provided by operating activities of $582,768 for the six months ended June 30, 2009. The difference from period to period relates to our acquisitions in 2008 and 2009 and the payment of approximately $575,000 of accrued general and administrative expenses to Paladin Advisors.

Net cash used in investing activities for the six months ended June 30, 2010 was $597,314, which included $931,680 relating to expenditures for real estate and improvements partially offset by a decrease in restricted cash of $279,485 and distributions from real estate joint venture in excess of equity in earnings of $54,881. Net cash used in investing activities for the six months ended June 30, 2009 was $2,155,582, which included $3,882,218 relating to expenditures for real estate and improvements partially offset by a decrease in restricted cash of $1,691,537 and distributions from real estate joint venture in excess of equity in earnings of $35,099.

Net cash provided by financing activities was $1,388,663 for the six months ended June 30, 2010 primarily related to $3,086,716 in proceeds from the issuance of common shares in our Offering, $299,718 of borrowings from mortgages payable and $56,453 of contributions from noncontrolling interests offset primarily by $37,970 of payments on mortgages payable, $719,540 of treasury shares purchased, $288,417 of selling commissions and dealer manager fees, $111,326 of offering costs, $127,845 decrease in due to affiliates, $656,212 of distributions paid and $112,914 of distributions to noncontrolling interests. Net cash provided by financing activities was $3,592,898 for the six months ended June 30, 2009 related to $4,078,519 in proceeds from the issuance of common shares in our Offering, $1,259,085 of borrowings from mortgages payable and $50,000 of contributions from noncontrolling interests offset primarily by $35,912 of payments on mortgages payable, $651,266 of treasury shares purchased, $358,359 of selling commissions and dealer manager fees, $141,752 of offering costs, $49,379 decrease in due to affiliates, $496,780 of distributions paid and $61,258 of distributions to noncontrolling interests.

Mortgages Payable

We have mortgage loans in an aggregate amount of $121,627,720 outstanding, incurred in connection with our acquisitions. These mortgage notes payable are described in detail in Note 4 to our condensed consolidated financial statements included herein.

Leverage Policy

Our charter provides that our independent directors must approve any borrowing in excess of 300% of the value of our net assets and the justification for such excess borrowing must be disclosed to our stockholders in our next quarterly report. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. As of June 30, 2010, our leverage did not exceed 300% of the value of our net assets.

Distributions

We paid $1,377,102 in distributions in the six months ended June 30, 2010. Our board of directors has declared distributions for the periods listed below to stockholders of record as of the close of business each day during the applicable period and made on the dates listed below.

Month	Annualized Rate Declared (1)	Date Paid	Total Distribution
December 1, 2009 to December 31, 2009	6.0%	January 15, 2010	$227,749
January 1, 2010 to January 31, 2010	6.0%	February 15, 2010	$230,747
February 1, 2010 to February 28, 2010	6.0%	March 15, 2010	$210,697
March 1, 2010 to March 31, 2010	6.0%	April 15, 2010	$236,156
April 1, 2010 to April 30, 2010	6.0%	May 17, 2010	$230,570
May 1, 2010 to May 31, 2010	6.0%	June 15, 2010	$241,183

(1)	Distributions were declared in the amount of $0.0016438 per share per day, representing an annualized rate of return of 6.0% on an investment of $10.00 per share if paid each day over a 365-day period.
(2)	On May 21, 2010, our board of directors declared distributions for the month of June 2010 that totaled $235,911 when paid on July 15, 2010. On June 21, 2010, our board of directors declared distributions for the month of July 2010 that will total approximately $246,000 when paid on August 16, 2010. On July 26, 2010, our board of directors declared distributions for the month of August 2010 that will total approximately $249,000 when paid on August 16, 2010.

Each of our 11 real estate investments is structured as a joint venture with an unaffiliated third-party. As required under GAAP, our financial statements present the operations of 801 Fiber Optic Drive on an unconsolidated basis, and the operations of each of our other investments on a consolidated basis. Consolidation requires us to reflect 100% of the income and expenses of property operations with a partial offset to account for the noncontrolling interests held by our joint venture partners. As structured as of June 30, 2010, our investment in Champion Farms Apartments represented a 70% ownership interest, our investment in Fieldstone Apartments an 83% ownership interest, our investment in Pinehurst Apartment Homes a 97.5% ownership interest, our investment in Pheasant Run Apartment a 97.5% ownership interest, our investment in the Retreat Apartments a 97.5% ownership interest, our investment in Hilltop Apartments a 49% ownership interest, our investment in Conifer Crossing a 42.5% ownership interest, our investment in Two and Five Governor Park a 47.65% interest, our investment in Lofton Place Apartments a 60% ownership interest and our investment in Beechwood Gardens Apartments an 82.3% ownership interest. However, by the terms of the joint ventures for Champion Farms and Fieldstone Apartments we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least an 8.25% return on our invested capital. By the terms of the joint ventures for Pinehurst Apartment Homes and Pheasant Run Apartments, we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least a 9.0% return on our invested capital. By the terms of the joint ventures for the Retreat Apartment and Hilltop Apartments, we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least a 12.0% return on our invested capital. By the terms of the joint venture for Conifer Crossing, we are entitled to 100% of available cash flow from the property as a priority distribution until we receive at least an 8.5% return on our invested capital. By the terms of the joint venture for Two and Five Governor Park, we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least a 9.0% return on our invested capital. By the terms of the joint ventures for Lofton Place Apartments and Beechwood Gardens Apartments, we are entitled to 100% of available cash flow from the properties as a priority distribution until we receive at least a 10.0% return on our invested capital.

The following chart compares cash distributions received from the Company’s investments during the year ended December 31, 2009, the six months ended June 30, 2010 and inception to date as of June 30, 2010 with distributions paid during the same period.

Summary of Cash Distributions from the Company’s Investments

	Summary of Cash Distributions from Investments			Summary of Distributions Paid to Stockholders
	Year ended December 31, 2009	Six months ended June 30, 2010	Inception to date as of June 30, 2010	Year ended December 31, 2009	Six months ended June 30, 2010	Inception to date as of June 30, 2010

801 Fiber Optic	$148,000	$96,200	$728,017

Champion Farms Apartments	395,196	197,602	1,580,790

Fieldstone Apartments	424,380	212,196	1,338,376

Pinehurst Apartment Homes	217,020	108,510	606,318

Pheasant Run Apartments	237,792	118,896	656,534

Retreat Apartments	256,500	128,250	686,616

Hilltop Apartments	120,750	47,250	260,050

Conifer Crossing	244,375	—	382,500

Two and Five Governor Park	224,375	112,500	336,875

Lofton Place Apartments(1)	90,000	135,000	225,000

Beechwood Gardens Apartments(2)	—	136,020	136,020

Total	$2,358,388	$1,292,424	$6,937,096	$2,410,031	$1,377,102	$6,882,987

(1)	We acquired our interest in Lofton Place Apartments on October 1, 2009.
(2)	We acquired our interest in Beechwood Gardens Apartments on December 16, 2009.

Of the $1,377,102 distributions noted above for the six months ended June 30, 2010, $656,212 was paid in cash and $720,890 was paid through the distribution reinvestment plan in the form of additional shares issued.

As shown in the previous tables, cash distributions from our investments have exceeded the cumulative distributions paid to stockholders since inception through June 30, 2010. For the six months ended June 30, 2010, cash distributions from our investments did not exceed distributions paid for the six months ended June 30, 2010. In addition, for the six months ended June 30, 2010, the amount of distributions paid to stockholders exceeded the net cash provided by operating activities of $249,536.

Although the distributions from our properties have generally exceeded the distributions paid to our stockholders, Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. We are dependent on Paladin Advisors to support our financial position currently because of our small size. As we continue to grow by selling shares in our Follow-On Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors.

For the six months ended June 30, 2010, Paladin Advisors and its affiliates had incurred on our behalf $6,345 in general and administrative expenses. Pursuant to the terms of the Advisory Agreement, Paladin Advisors has deferred (without interest) repayment of these expenses. The payment of these obligations may impact our ability to pay future distributions. Paladin Advisors is not obligated to either pay expenses on our behalf or defer reimbursements of such expense payments or fees in future periods. If Paladin Advisors were to cease paying expenses on our behalf or deferring reimbursement of expenses or fees, our ability to pay distributions to our stockholders could be adversely affected, and we may be unable to pay distributions to our stockholders, or such distributions could decrease significantly. Additionally, if Paladin Advisors continues to pay expenses on our behalf and/or defer reimbursement of expense payments or fees, the ultimate repayment of these obligations could adversely impact on our ability to pay distributions in future periods as well as potentially adversely impact the value of an investment in the Company.

The amount of distributions to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions (including whether Paladin Advisors continues to pay expenses and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code, any limitations imposed by the terms of indebtedness we may incur and other factors.

Our Performance—Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investments Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as defined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

The historical accounting convention used for real estate requires a straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

The following is the calculation of FFO for each of the six months ended June 30, 2010 and 2009.

	For the six months ended
	June 30, 2010	June 30, 2009
Net loss attributable to Company	$(1,352,026)	$(1,888,103)
Add:
Depreciation and amortization – consolidated entities	2,648,631	1,726,585

Depreciation and amortization – unconsolidated entities	34,330	34,330
Less:
Depreciation and amortization of noncontrolling interests	(873,729)	(530,703)

FFO	$457,206	$(657,891)
FFO per share
Basic	$0.10	$(0.17)
Diluted	$0.10	$(0.17)
Weighted average number of shares outstanding
Basic	4,656,318	3,891,620
Diluted	4,656,893	3,891,620

Off-Balance Sheet Arrangements

As of June 30, 2010 and December 31, 2009, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

No material changes to our exposure to market risk have occurred since our Annual Report on Form 10-K for the year ended December 31, 2009.

ITEM 4T.	CONTROLS AND PROCEDURES.

As of June 30, 2010, management carried out, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended). Our disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in our reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of June 30, 2010, our disclosure controls and procedures were effective.

There were no changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

None.

ITEM 1A.	RISK FACTORS.

There were no material changes in our Risk Factors as previously disclosed in Item 1A of our Form 10-K for the year ended December 31, 2009.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On June 18, 2010, we granted 4,000 shares of restricted common stock to each of Harold H. Greene, Harvey Lenkin, Michael L. Meyer and Christopher H. Volk upon their reelection as independent directors. Two thousand of the shares granted to each independent director vested immediately, and 2,000 of the shares will vest on the first anniversary of the date of grant, provided the independent director continues to provide services to us on such vesting date. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act for transactions not involving a public offering.

On February 23, 2005, our Initial Offering (SEC File No. 333-113863) was declared effective and we commenced our efforts to raise up to 35,000,000 shares of our common stock in the primary offering for $10.00 per share and up to 3,500,000 shares of our common stock pursuant to our dividend reinvestment plan for $10.00 per share, aggregating up to $385,000,000. On July 28, 2008, we commenced our Follow-On Offering of up to 85,526,316 shares of common stock pursuant to a Registration Statement on Form S-11 (SEC File Nos. 333-146867 and 333-113863) which was declared effective by the SEC on July 28, 2008. The Follow-on Offering includes up to 75,000,000 shares to be offered for sale at $10.00 per share in the primary offering and up to 10,526,316 shares to be offered for sale pursuant to our distribution reinvestment plan for $9.50 per share, aggregating up to $850,000,000. As of June 30, 2010, we had sold 5,035,000 shares of common stock in the Offerings, raising gross proceeds of $50,052,693. From this amount, we have incurred $4,289,273 in selling commissions and dealer manager fees to our dealer managers and $9,455,654 in organization and offering costs (of which $1,505,338 has been recorded in our financial statements). As of June 30, 2010, we had net offering proceeds from the Offerings of $44,262,896. We used a combination of net offering proceeds and debt to purchase our interests in twelve properties, to pay $1,801,463 in acquisition or origination fees and $891,801 in asset management fees and to pay other operating expenses and fees. For more information regarding how we used our net offering proceeds June 30, 2010, see our condensed consolidated financial statements included in this report.

During the quarter ended June 30, 2010, we repurchased shares of our common stock as follows:

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid Per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plan or Program	(d) Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
April 1, 2010 to April 30, 2010	13,213	$9.30	13,213	(1)
May 1, 2010 to May 31, 2010	12,742	$9.30	12,742	(1)
June 1, 2010 to June 30, 2010	13,308	$9.30	13,308	(1)

Total	39,263		39,263

(1)	We adopted a share redemption program effective February 28, 2005, as amended effective as of August 28, 2008 and June 6, 2009. We fund redemption requests received during a quarter with proceeds received from our distribution reinvestment plan in the month following such quarter. If we do not receive sufficient funds in such month to fulfill all redemption requests from the previous quarter, the remaining amounts will be funded with proceeds received from the distribution reinvestment plan in the subsequent months. Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (a) we will limit the number of shares redeemed pursuant to our share redemption program during any calendar year to no more than 5% of the weighted-average number of shares outstanding during the prior calendar year; and (b) funding for the redemption of shares will come exclusively from the proceeds we receive from the sale of shares under our distribution reinvestment plan.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	RESERVED.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

3.1	Second Articles of Amendment and Restatement of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 28, 2008 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to Post-Effective Amendment No. 5 on April 6, 2007 and incorporated herein by reference).

3.3	Amendment No. 1 to Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on March 28, 2008 and incorporated herein by reference).

31.1	Section 302 Certification of Principal Executive Officer.

31.2	Section 302 Certification of Principal Financial Officer.

32.1	Section 906 Certification of Principal Executive Officer.

32.2	Section 906 Certification of Principal Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 16, 2010	PALADIN REALTY INCOME PROPERTIES, INC.

	By:	/s/ Whitney A. Greaves
Whitney A. Greaves
President and Chief Executive Officer
(Principal Executive Officer)

Date: August 16, 2010	By:	/s/ John A. Gerson
John A. Gerson
Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

EXHIBIT INDEX

3.1	Second Articles of Amendment and Restatement of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 28, 2008 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to Post-Effective Amendment No. 5 on April 6, 2007 and incorporated herein by reference).

3.3	Amendment No. 1 to Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on March 28, 2008 and incorporated herein by reference).

31.1	Section 302 Certification of Principal Executive Officer.

31.2	Section 302 Certification of Principal Financial Officer.

32.1	Section 906 Certification of Principal Executive Officer.

32.2	Section 906 Certification of Principal Financial Officer.